UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 19, 2013

Harmonic Energy, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	26-0164981
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3rd Floor, 207 Regent Street, London, United Kingdom, W1B 3HH (Address of principal executive offices)

+44 (0) 207-617-7300
(Issuer’s telephone number)

_____________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement

On February 19, 2013, we entered into a Purchase Order (the “Agreement”) with Carbon Black Sales (“CBS”). Under the Agreement, we have agreed to sell to CBS, and CBS has agreed to purchase from us, a minimum of 30,000 tons per year of refined carbon black made from tires during the term of the agreement. The Agreement is conditioned upon our having a tire recycling facility in commercial operation within the next three (3) years. The term of the Agreement is ten years from the date of our initial delivery of product to CBS. The carbon black to be supplied by us under the agreement must meet certain quality standards. The price per-ton for all carbon black sold to CBS under the Agreement will be 60% below the prices established by the Sid Richardson Carbon Ltd. price list for N660 carbon black. The site and specific facility from which the carbon black will be supplied to CBS will be confirmed in the future and prior to our first delivery of product. The Agreement calls for us to supply carbon black from the designated facility exclusively to CBS. CBS has agreed to purchase its carbon black exclusively from our designated facility and may not purchase from another supplier except upon our written consent, which will not be unreasonably withheld. CBS may terminate the Agreement if, for any period of forty-five (45) days after our initial delivery of product, we are unable to produce any additional product. We may terminate the Agreement if CBS is unable to take delivery of product for a period of ten (10) consecutive days.

The Agreement contains various additional terms. The foregoing is a description of the material terms of the Agreement and not a complete recitation of its provisions. The Agreement should be consulted for additional information.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit Number	Description
10.1	Purchase Order with Carbon Black Sales

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harmonic Energy, Inc.

/s/ Jamie Mann

Jamie Mann

Chief Executive Officer

Date: February 25, 2013

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